                         CONSENT OF INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Investment Advisory and Other Services" and "Financial Statements" in the Statement of Additional Information included in Post-Effective Amendment No. 26 to the Registration Statement (Form N1-A, No. 33-06547) of SAFECO Resource Series Trust.

We also consent to the incorporation by reference therein of our report dated January 25, 2002 with respect to the financial statements included in the Trust's Annual Report for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP


Seattle, Washington
April 26, 2002